May 21, 2010
Mr. Vincent J. Franzone
AMERICAN BIO FUELS, LLC
56 West 45th Street
New York, NY 10036

The purpose of this letter is to set forth certain non-binding understandings between Goldspan Resources, Inc., a Nevada corporation (“GSPN”) and American Bio Fuels, LLC (“ABF”), with respect to a transaction whereby ABF shall transfer all of the issued and outstanding shares of Able Energy New York, Inc. (“Able NY”) to GSPN for a combination of convertible notes and commons shares of GSPN in amounts and numbers to be determined as set forth herein, the (“Acquisition”).

GSPN and ABF shall be collectively referred to herein as the “Parties”. Neither of the Parties hereto shall have any rights and obligations with respect to the matters contained herein unless and until a definitive purchase agreement and all other agreements relating to the acquisition (collectively, the “Purchase Agreement”) have been executed.

The Acquisition of Able NY by GSPN is contemplated based on the following summary of salient points:

•
Able NY is an operating Company which is a retail distributor of home heating oil in New York State. ABF is desirous to selling 100% of its issued and outstanding shares of Able NY and GSPN is desirous of purchasing all the issued and outstanding shares of Able NY.

•
GSPN recognizes the potential opportunity that once the acquisition of Able NY is completed, the newly acquired entity along with adequate funding will be able to expand its operations through acquisitions, organic growth and integration of distributors in contiguous and new markets.

•
Further, as part of a public company, additional acquisitions are contemplated to be negotiated with a combination of the issuance of common shares and convertible notes. The key being the issuance of common shares and the conservation of Company cash.

1.
In order to proceed to a definitive Purchase Agreement, the Parties recognize that Able NY has a June 30 year end and has audited financial statements through June 30, 2008. In order for GSPN to proceed with the acquisition, Able NY has agreed to complete its audit through June 30, 2010.

GoldSpan Resources, Inc. 6260 S. Rainbow Blvd. Suite 110 Las Vegas, NV 89118

2.
During this pre-audit period, both GSPN and Able NY will commence their respective due diligence on each Party in order to be able to arrive at a valuation and purchase price by the time the Able NY audit is completed.

3.
Also during the due diligence period, the Parties will evaluate the business plan of Able NY as to its expansion plans including cash requirements which will be a factor in determining the final valuation in order to conclude a definitive Purchase Agreement.

5.
In connection with the proposed Acquisition, GSPN shall afford ABF and its representatives full and complete access to all books, records, contracts, facilities and personnel of GSPN, so that ABF may conduct its due diligence investigation of GSPN. GSPN agrees to provide access to any information in its possession or within its control which contains information generated by or on behalf of it relative to the financial, operational and/or regulatory condition (present, past or prospective) of GSPN.

6.
In connection with the proposed Acquisition, ABF shall afford GSPN and its representatives full and complete access to all books, records, contracts, facilities and personnel of Able NY, so that GSPN may conduct its due diligence investigation of Able NY. ABF agrees to provide access to any information in its possession or the possession of Able NY or within its control or the control of Able NY which contains information generated by or on behalf of it or Able NY relative to the financial, operational and/or regulatory condition (present, past or prospective) of Able NY.

GoldSpan Resources, Inc. 6260 S. Rainbow Blvd. Suite 110 Las Vegas, NV 89118

7.
Each of ABF, GSPN and Able NY agree that materials disclosed to the other party hereunder to evaluate various aspects of the Acquisition may contain proprietary confidential information and trade secrets, and that the disclosure and unauthorized use of such information could cause irreparable injury. The Parties agree that all such information and materials shall be used and disclosed only to the limited extent necessary for the Parties hereto (and their professional advisors) to evaluate the Acquisition as described herein. All extracts, digests and copies of such information shall be maintained under strict control by the recipients. Upon termination of the negotiations by the Parties, no party (or advisor to such party) shall make any further use of such information and materials, and all material previously obtained (together with all copies, abstracts, digests and analyses thereof) shall be returned to the party providing such information.

Further, the Parties acknowledge that this LOI shall be provided to the SEC in the form of an 8-K filing. Both Parties shall agree to any public statement or press release by mutual consent with the understanding that the Parties agree that a press release shall be made once the Form 8-K announcing the execution of this letter of intent has been filed. Board of Directors approval of GSPN shall be provided prior to the filing of the 8-K.
To induce the other party hereto to commence activities necessary to complete the transactions contemplated hereby, which will involve substantial legal, accounting and other expenses, each of ABF and GSPN agrees that for a period of forty-five days after the date hereof, neither it nor any of its officers, employees, principals or agents shall solicit, discuss, negotiate, accept or approve any offer from anyone relating to the acquisition of the capital stock or assets of Able NY or GSPN, as the case may be.

Each party hereto shall be responsible for the payment of its own expenses (including, without limitation, the fees of its counsel, accountants and financial advisors), regardless of whether the transactions contemplated by this letter are consummated.

This letter of intent shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

If the foregoing correctly states the general understanding that has been reached between us, please so indicate by signing in the space provided and returning one of the enclosed letters to us.

Sincerely,

Goldspan Resources, Inc.

By /s/ Leon Caldwell
Leon Caldwell, President

ACCEPTED AND AGREED
American Bio Fuels, LLC

/s/ Vincent J. Frazone
Vincent J. Frazone, President